BANTA CORPORATION
SUPPLEMENTAL RETIREMENT PLAN FOR KEY EMPLOYEES

WORKING COPY REFLECTING
AMENDMENTS EFFECTIVE JANUARY 1, 2006

BANTA CORPORATION
SUPPLEMENTAL RETIREMENT PLAN FOR KEY EMPLOYEES

1.    Purpose of the Plan

        The purpose of this Banta Corporation Supplemental Retirement Plan for Key Employees (hereinafter referred to as the “Supplemental Plan”) is to provide retirement income to Eligible Employees. It is intended that the benefits provided hereunder, together with benefits paid under the tax-qualified pension plans maintained by the Employers, will provide Eligible Employees with total retirement benefits consistent with current trends in retirement pay planning, and thus better enable the Employers to attract and retain the key management personnel upon whose efforts the continued successful and profitable operation of their businesses depend.

2.    Effective Date

        The Supplemental Plan became effective as of January 1, 1980.

3.    Definitions

        The following terms used herein shall have the same meanings as the similar terms defined by the Banta Corporation Employees Pension Plan (hereinafter referred to as the “Retirement Plan”):

(a)	Average Monthly Compensation
(b)	Compensation
(c)	Corporation
(d)	Disability
(e)	Employer
(f)	Normal Retirement Date

The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation or a successor committee having the same purpose. Notwithstanding the foregoing, for purposes of this Supplemental Plan, “Compensation” and “Average Monthly Compensation” shall be:

(i)	deemed to include any non-deferred bonuses paid after December 31, 1996 to the extent described below;

(ii)	deemed to include any amounts not otherwise included therein or taken into account in the calculation thereof which the Eligible Employee would have received for such period and included in the definition but for his election to defer such amount pursuant to a plan of deferral offered by the Corporation;

(iii)	calculated without regard to the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 on the amount of compensation that may be taken into account by plans qualifying under such Section; and

(iv)	deemed to include the amount of any “DCQSERP” contribution made on the Eligible Employee’s behalf for such year under the terms of Section 4.09 of the Banta Corporation Incentive Savings Plan.

        The bonuses considered under (i) above shall be bonuses paid after December 31, 1996 (including the bonus earned in 1996) under the Banta Corporation Management Incentive Award Plan (effective prior to 1998), the Banta Corporation Economic Profit (EP) Incentive Compensation Plan (effective 1998 through 2003), the Banta Corporation Short-Term Incentive Plan (effective 2004) or any successor to such annual bonus plan. Bonuses that are considered shall be deemed to be “Compensation” for the year in which such bonus was earned (not paid), allocated pro rata over the applicable twelve (12) or fewer months of employment in the year to which the bonus relates. Any portion of a bonus which was banked prior to 2004 shall be considered to the same extent as bonuses that are paid in cash immediately.

        The following terms shall have the meanings set forth below:

“Qualified Plan Benefits” means an Eligible Employee’s aggregate benefits accrued under the terms of the Retirement Plan (or any successor to such Plan) and any other tax-qualified defined benefit pension plan to which an Employer contributes, stated as a benefit payable in the form of a single life annuity commencing on his Normal Retirement Date.

“Eligible Employee” means an employee of an Employer who: (i) has been approved for participation in this Supplemental Plan by the Committee; and (ii) has entered into an agreement with the Corporation calling for his participation herein.

“Credited Service” means the Eligible Employee’s years and fractional portions thereof of Credited Service accumulated under the terms of the Retirement Plan plus, for an Eligible Employee whose employment is terminated on account of a Disability, the period of such Disability prior to his Normal Retirement Date which is not counted as Credited Service under the Retirement Plan, if any.

4.    Administration

        The Supplemental Plan shall be administered by the Committee. The Committee shall have the discretionary authority to construe and interpret the terms of the Supplemental Plan, to promulgate and revise rules and regulations relating to the Supplemental Plan and to make any other determinations which it deems necessary or advisable for the administration thereof. Decisions and determinations by the Committee shall be final and binding on all parties, unless arbitrary and capricious.

5.    Supplemental Retirement Benefits Formula

        An Eligible Employee’s accrued monthly benefit under this Supplemental Plan shall be equal to (i) below less (ii) below:

(i)	2.5% of Average Monthly Compensation multiplied by his years of Credited Service to a maximum of 20 years; minus

(ii)	the amount of his Qualified Plan Benefits.

The accrued benefit shall be initially determined as of the date the Eligible Employee’s first monthly benefit is paid under the terms of the Retirement Plan and shall be redetermined, as necessary, after any applicable bonus determination is made. In no event shall (i) above be less than the December 31, 2004 calculation of the sum of (i) and (ii) under the terms of Paragraph 5 of the Supplemental Plan as it was in effect on December 31, 2004.

        Notwithstanding the preceding paragraph, in no event shall the benefits payable to Eligible Employee Rule be less than the benefits that such Eligible Employee would have received using the terms of the Supplemental Plan as in effect prior to 2005. For minimum benefit, the formula is the sum of (i) and (ii) below, less (iii) below:

(i)	2.5% of Average Monthly Compensation multiplied by his years of Credited Service to a maximum of 10 years;

(ii)	1.5% of his Average Monthly Compensation multiplied by his years of Credited Service in excess of 10 years to a maximum of 25 such years; minus

(iii)	the amount of his Qualified Plan Benefits.

Further for such minimum benefit, the bonuses considered under paragraph (i) of the special definition for “Compensation” and “Average Monthly Compensation” under Paragraph 3 above shall also include, besides the annual bonuses, bonuses paid after December 31, 1996 (including the bonus earned in 1996) under the Banta Corporation Long Term Incentive Plan (effective prior to 1998), the Banta Corporation Economic Profit (EP) Long-Term Incentive Compensation Plan (effective 1998 through 2003), the Banta Corporation Long-Term Incentive Plan (effective 2004) or any successor to such plan. For calendar year 2004, the dollar amount of “Compensation” for such minimum benefit calculation shall be increased over the otherwise applicable number by an additional $57,500.

6.    Eligibility For and Form and Timing of Benefits

        (a)     Except for the benefits described in subparagraphs (c) and (d) of this Paragraph, no benefits shall be payable under this Plan on account of an Eligible Employee, unless:

(i)	Such Eligible Employee or his spouse becomes entitled to benefits under the Retirement Plan; and

(ii)	Such Eligible Employee shall have met one of the following requirements as of the date his employment terminates:

(A)	Completion of 10 years of continuous service after the date of his agreement to participate in the SERP;

(B)	Completion of 5 years of continuous service after the date of his agreement to participate in the SERP and attainment of age 57;

(C)	Attainment of age 65; or

(D)	Death while employed with the Employers.

        (b)     The benefits computed under Paragraph 5 shall be paid to the Eligible Employee (and/or his spouse or other contingent annuitant or beneficiary) at such times and in such form and amounts as if such benefits were accrued under the Retirement Plan (including reductions for early commencement and form of benefits under said Retirement Plan). Elections made under the Retirement Plan as to the form and timing of benefit payments shall also apply to benefits under this Supplemental Plan.

        (c)     In the event of the death of an Eligible Employee while actively employed by an Employer or during a period of Disability counted as Credited Service hereunder, but prior to the date on which his spouse would be eligible to receive any current or future benefits under the Retirement Plan, his surviving spouse, if any, shall be entitled to monthly benefits for life under this Supplemental Plan equal to the benefits that would have been payable pursuant to subparagraph (b) if (i) the Eligible Employee had sufficient years of vesting service under the Retirement Plan for a deferred vested benefit, (ii) without any change in his accrued benefit, and (iii) provided that clause (iii) in Paragraph 5 shall not apply.

        (d)     If an Eligible Employee’s employment is terminated on account of a Disability and either (i) such Disability continues to his Normal Retirement Date, or (ii) at the cessation of such Disability such Eligible Employee has accumulated at least 10 years of Credited Service, then such Eligible Employee shall be entitled to benefits hereunder commencing on his Normal Retirement Date. The amount of such benefits shall be the amount calculated under Paragraph 5 above, provided that clause (iii) thereof shall apply only if and to the extent the Eligible Employee is entitled to receive Qualified Plan Benefits. Such benefits shall be paid as provided in subparagraph (b) of this Paragraph.

7.    Employees Not Covered under the Retirement Plan

        In the event that the Committee determines to add an Employee to participation in this Supplemental Plan who is not, and is not expected to become, a participant in the Retirement Plan, various provisions of this document will not be able to be applied by their terms because of their reliance on the operations of the Retirement Plan. In any such circumstance, the Committee shall provide in the participation agreement for the specific provisions required to identify the Employee’s potential benefits under this Supplemental Plan, including but not limited to the definitions of compensation and credited service to be used for the benefit formula, the manner of determining the form and commencement of benefits, and the identity of any plan or plans whose benefits will be an offset hereunder. Any such provisions of in a participation agreement for an Employee not eligible for participation in the Retirement Plan shall be deemed to be an amendment to this Supplemental Plan for purposes of such Employee without further action by the Board of Directors of the Corporation.

8.    Effect of Change in Employment Status and Reemployment

        (a)     In the event an Eligible Employee (who is approved for participation herein on or after January 1, 1984) is transferred to a position with the Employer in which he is not an Eligible Employee as defined herein, such former Eligible Employee shall be entitled to benefits hereunder if at the time of his actual termination of employment with the Employers he has satisfied the conditions of Paragraph 6(a) or (d). The amount of such benefits shall be calculated under Paragraph 5 on the basis of his Average Monthly Compensation and Credited Service as of the date such transfer occurred, reduced by the amount of his Qualified Plan Benefit calculated as of that date but adjusted for any increase in Qualified Plan Benefits resulting from subsequent amendments to the Retirement Plan.

        (b)     In the event that an Eligible Employee terminates employment with the Employers, the rights to benefits under this Supplemental Plan shall be determined as of such termination of employment. If such person is reemployed by an Employer, participation in this Supplemental Plan shall not be automatic, but shall occur only in accordance with the new approval of the Committee and a new participation agreement making the Employee and Eligible Employee.

9.    Nature of Benefit

        Eligible Employees who are entitled to benefits hereunder have the status of general unsecured creditors of the Employers. The Supplemental Plan constitutes a mere promise by the Employers to make benefit payments in the future as provided herein. It is intended that the Supplemental Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10.    Non-Alienation of Payments

        Benefits payable under the Supplemental Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, anticipation or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge, anticipate or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Committee or the Corporation. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Eligible Employee or other person entitled thereto hereunder. If any such person shall attempt to alienate, sell, transfer, assign, pledge, anticipate or encumber any benefit payments to be made to that person under the Supplemental Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Committee in its discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Committee deems proper.

11.    Limitation of Rights Against the Employers

        Participation in this Supplemental Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such person’s employment at any time, evidencing any agreement or understanding that the Employers will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Employers.

12.    Applicable Laws

        The Supplemental Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin to the extent not preempted by federal law.

13.    Liability

        Neither the Employers nor any shareholder, director, officer or other employee of the Employers or any other person shall be liable for any act or failure to act hereunder except for gross negligence or fraud.

14.    Amendment or Termination

        (a)     The Corporation, by action of its board of directors, reserves the right to amend or modify this Supplemental Plan at any time, provided that no such amendment or modification shall adversely affect an Eligible Employee’s right to benefits hereunder without his written consent, unless the Corporation shall have substituted therefor an equivalent amount of immediate or deferred compensation under some other plan, program or individual agreement with the Eligible Employee.

        (b)     It is understood that an Eligible Employee’s entitlement to benefits under this Supplemental Plan may be automatically reduced as the result of an increase in his Qualified Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Corporation to amend or modify the Retirement Plan or any other employee benefit plan in its sole discretion.